UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2009

Cardtronics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (832) 308-4000

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2009, Cardtronics, Inc. (the "Company") issued a press release announcing that its board of directors (the "Board") has selected Steven A. Rathgaber as the Company's new Chief Executive Officer. Mr. Rathgaber, 56, a seasoned payments industry executive, brings over 32 years of broad payment product and network experience to Cardtronics. Most recently, Mr. Rathgaber served as the President and Chief Operating Officer of NYCE Payments Network, LLC, a wholly-owned subsidiary of Fidelity National Information Services, Inc. Prior to serving as President and Chief Operating Officer of NYCE, a position he assumed in 2004, Mr. Rathgaber served in a number of sales and operating roles within the NYCE organization since joining that company in 1991. In connection with his appointment as the Company's new Chief Executive Officer, Mr. Rathgaber was also elected to the Company's Board. Both the appointment and the election will become effective February 1, 2010 (the "Effective Date").

In connection with Mr. Rathgaber's appointment, the Company entered into an employment agreement with Mr. Rathgaber (the "Employment Agreement"), effective February 1, 2010. The Employment Agreement provides for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Pursuant to the terms of the Employment Agreement, Mr. Rathgaber is entitled to receive an annual base salary of $525,000 and is eligible for an annual bonus based on achievement of certain performance objectives established by the Board. The target amount of the annual bonus is 50% of Mr. Rathgaber's base salary, though the ultimate payout of the annual award is subject to the sole discretion of the Board (or a committee thereof). In addition to an annual bonus, the Employment Agreement provides for a one-time signing bonus in the amount of $200,000, payable on February 1, 2010, and provides that Mr. Rathgaber will be granted 350,000 shares of restricted stock, the restrictions on which will lapse in four equal annual installments on the grant date anniversary, subject to certain acceleration provisions.

In addition to the terms summarized above, the Employment Agreement provides for severance compensation upon termination of employment. If Mr. Rathgaber's employment terminates for "Good Reason" (as defined in the Employment Agreement") or without "Cause" (as defined in the Employment Agreement), he is entitled to receive severance in an amount equal to two times the sum of his base salary as of the termination date and his "Average Annual Bonus" amount (as defined in the Employment Agreement), payable in 48 equal consecutive bi-weekly installments in accordance with the Company's standard payroll practices. Mr. Rathgaber will be subject to certain non-competition and non-solicitation restrictions for a period of one year following the termination of his employment.

There are no material relationships or transactions between Mr. Rathgaber and Cardtronics or any of Cardtronics' directors, executive officers, or major security holders, or the immediate family members of any such person. In addition, there are no family relationships between Mr. Rathgaber and any director or executive officer of Cardtronics. Finally, there is no arrangement or understanding between Mr. Rathgaber and any other persons or entities pursuant to which Mr. Rathgaber was selected as Chief Executive Officer or appointed as a director.

Item 7.01. Regulation FD Disclosure.

A copy of the press release issued by the Company is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K under this heading, including Exhibit 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated December 21, 2009

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardtronics Inc. (Registrant)
December 21, 2009 (Date)	/s/ J. CHRIS BREWSTER J. Chris Brewster Chief Financial Officer